Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2013 accompanying the consolidated financial statements and schedule in the 2013 Annual Report of Rocky Mountain Chocolate Factory, Inc. and Subsidiaries on Form 10-K for the year ended February 28, 2013. We hereby consent to the incorporation by reference in the Registration Statements of Rocky Mountain Chocolate Factory, Inc. and Subsidiaries on Forms S-8 (File no. 333-145986 effective September 11, 2007; File No. 333-109936 effective October 23, 2003; File No. 333-119107 effective September 17, 2004; File No. 33-64651 effective November 30, 1995; File No. 33-64653 effective November 30, 1995; File No. 33-79342 effective May 25, 1994).

/s/ EKS&H LLLP

May 29, 2013
Denver, Colorado